                    SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ####

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                             MERGER


Here's the timeline:
     Proxies -- mailed to shareholders
     Regulatory/state approvals - On June 17 we filed our amended applications with KCC and MPSC asking for approval of our restructured merger agreement. In addition to the approval of the KCC and the MPSC, the merger is conditioned upon the approvals of each company's shareowners, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission, and other governmental approvals
     Solicitation period -We're in the midst of a six-week solicitation period in which shareholders will be asked to send in proxy cards to vote.
      Vote -- A special meeting of shareholders to vote on the merger will take place at 10 a.m. at the Gem Theater on Thursday, July 30.


If I don't vote my 401K shares, does that count as a vote against the merger?
     Not necessarily. This explanation can get complicated. Any 401K shares owned but not voted by KCPL employees will be voted at the discretion of the Plan's trustee - UMB Bank. They will vote as they see fit. No one at KCPL will know how UMB intends to vote prior to their actually voting. Any shares voted by employees will count exactly as the employee voted. For instance, if 50% of shares are voted <FOR> the merger by KCPL employees, and 30% are voted <AGAINST> the remaining 20% will be voted at the discretion of UMB Bank. Therefore, if you want your vote to be heard, it is important that you vote your proxy card. Otherwise, you will not know how your shares are voted.


What happens to my dividend?
     KCPL and Western Resources have projected an initial annual dividend for Westar Energy for the first full year of operation of $0.72 per share. The actual dividend policy of Westar Energy will be dependent on numerous factors including current economic conditions, earnings and profitability. Western Resources currently pays an annual dividend of $2.14 per share of Western Resources common stock. However, there can be no assurances that the boards of directors of Western Resources and Westar Energy will declare dividends or the amounts of such dividends.

     You will have the option of placing the Western Resources shares you receive in the stock exchange directly into Western Resources direct stock purchase plan and the shares of Westar Energy received into a dividend reinvestment plan intended to be established by Westar Energy.


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July 8, 1998



Dear KCPL Shareowner:

     By now, you should have received your proxy statement and proxy card for the vote regarding the combination of KCPL and Western Resources into Westar Energy, a new and larger electric utility. YOUR IMMEDIATE ATTENTION TO THIS PROPOSAL IS VERY IMPORTANT AND I URGE YOU TO TAKE ADVANTAGE OF YOUR RIGHT TO VOTE. Because approval by 67% of all outstanding KCPL common shares is necessary to approve this transaction, it is essential that all KCPL shareowners vote by mail or telephone right away.

     The creation of Westar Energy is a strategic step toward becoming a leading national provider of energy and energy-related products and services. KCPL's objectives have always focused on growth and increasing value to shareowners. We believe this transaction with Western Resources achieves these objectives.
But we need your vote to make it happen. YOUR BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND APPROVED THIS COMBINATION AND URGES YOU TO VOTE "FOR" THIS PROPOSAL. If you already sent in your card or voted by phone, you do not need to do so again. However, if you have not yet mailed in the original proxy card or voted by telephone, you may use the enclosed card or phone number to ensure your vote is counted. Your KCPL shares cannot be voted unless you sign and return your proxy card or vote by telephone.

     If you have any questions about this transaction, you may call a KCPL representative toll-free at 1-800-566-9061.

                                   Sincerely,

                                   /s/Drue Jennings


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July 8, 1998


Dear Financial Consultant;

     We are very excited to be moving our company closer to a combination with Western Resources by bringing this proposal to our shareowners for a vote. The unique, creative approach we have taken with this transaction brings to shareowners the predictable earnings of a regulated electric company and also makes them shareowners in Western Resources, a diversified consumer services company with a strong growth profile. In addition, the combination of Westar Energy and Western Resources stock received will provide a consistent stream of dividends from diversified sources.

     The creation of Westar Energy will united three proven and established regional electric utilities - KCPL. KGE, and KPL - to create a larger electric utility positioned to compete in our changing industry. Headquartered in Kansas City, Westar Energy will bring together more than 300 collective years of experience in the industry, a history of operational excellence and community leadership. Westar Energy will serve more than one million customers, and will have more than $8 billion in assets and 8,000 megawatts of electric generation resources.

     Enclosed is a brochure that will help you explain to your clients how the creation of Westar Energy can bring additional value to their investment. THE BOARD OF DIRECTORS HAS CAREFULLY REVIEWED AND APPROVED THIS COMBINATION AND URGES SHAREOWNERS TO VOTE "FOR" THE PROPOSAL. Because approval by 67% of all outstanding shares is necessary to approve this proposal, we urge you to remind your clients to vote their proxy card. If you have any questions, you may call a KCPL representative at 1-800-245-5275.


                                  Sincerely,

                                  /s/David Myers

                                  Manager, Investor Relations
                                  Kansas City Power & Light Company